Exhibit 5.1

Noble Corporation
Dorfstrasse 19A
6340 Baar

Zurich, March 27, 2009

Noble Corporation, Baar/ZG, Switzerland
Dear Sirs
We have acted and are acting as special Swiss counsel to Noble Corporation, a company limited by shares incorporated under the laws of Switzerland (“Noble Switzerland”), in connection with the Post-Effective Amendment No. 1 (“Post-Effective Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-107450) to be filed with the United States Securities and Exchange Commission (“SEC”) on the date hereof under the Securities Act of 1933 (“Act”) with respect to the registered shares of CHF 5.00 par value each of Noble Switzerland (“Noble Switzerland Shares”) that may be delivered pursuant to the Plan (as defined below) assumed by Noble Switzerland in connection with a change of the place of incorporation of the publicly traded parent company of the Noble group of companies from the Cayman Islands to Switzerland. As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law. Capitalized terms used herein shall have the meaning attributed to them in the Documents (as defined below) unless otherwise defined herein.
1.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by the Swiss courts. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in the Documents (other than listed below) or any other matter.

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For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the documents below, and we express no opinion as to the accuracy of representations and warranties of facts set out in such documents or the factual background assumed therein.
For the purpose of giving this opinion, we have only examined originals or copies of the following documents (collectively, the “Documents”):
(a)	A copy of the executed contribution in kind agreement between Noble-Corporation, a company organized under the laws of the Cayman Islands (“Noble Cayman”), and Noble Switzerland as of March 27, 2009 (“Contribution in Kind Agreement”; and collectively with the Merger Agreement and the Exchange Agent Agreement (each as defined below) the “Transaction Agreements”);

(b)	A copy of the notarized deed of the shareholder resolutions passed at the extraordinary general meeting of shareholders of Noble Switzerland held on March 27, 2009, regarding (1) the adoption of the Articles of Association, (2) the consolidation of the registered shares of Noble Switzerland with a par value of CHF 0.01 each into Noble-Switzerland Shares, and (3) the ordinary increase in the registered share capital of Noble Switzerland from CHF 100,000 to CHF 1,381,328,465 by issuing 276,245,693 Noble Switzerland Shares (“Capital Increase”) in connection with the following:
(i)	The Agreement and Plan of Merger, Reorganization and Consolidation among Noble Cayman, Noble Switzerland and Noble Cayman Acquisition Ltd. (“Merger Sub") a company organized under the laws of the Cayman Islands, dated December 19, 2008, (as amended, the “Merger Agreement”);

(ii)	The Scheme of Arrangement between Noble Cayman, the Scheme Shareholders (as defined therein) and Noble Switzerland (“Noble Scheme”);

(iii)	The Scheme of Arrangement between Merger Sub, the Scheme Shareholder (as defined therein) and Noble Cayman (“Merger Sub Scheme”; and collectively with the Noble Scheme, the “Schemes”);

(iv)	The proxy statement of Noble Cayman dated February 11, 2009 (“Proxy Statement"); and

(v)	The Exchange Agent Agreement between Noble Cayman, Noble Switzerland, Computershare Inc., a Delaware corporation, and Computershare Trust Company, N.A., a US-American banking association and a wholly owned subsidiary of Computershare (“Computershare”), dated as of March 26, 2009 (“Exchange Agent Agreement").
(c)	A copy of the notarized deed of the declaratory resolutions of the board of directors of Noble Switzerland regarding the Capital Increase dated March 27, 2009;

(d)	A copy of the subscription certificate executed by Noble Cayman, dated March 27, 2009;

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(e)	A copy of the report of the board of directors of Noble Switzerland on the Capital Increase, dated March 27, 2009;

(f)	A copy of the audit confirmation by PricewaterhouseCoopers AG on the report of the board of directors of Noble Switzerland on the Capital Increase, dated March 27, 2009;

(g)	A copy of certain declarations of Noble Switzerland vis-à-vis the Commercial Register of the Canton of Zug, Switzerland (‘Lex Friedrich’ and ‘Stampa’ declarations);

(h)	Copies of the resolutions passed by the board of directors of Noble Switzerland on December 19, 2008, and February 4, 2009, regarding, amongst others, (1) the Merger Agreement; (2) the Exchange Agent Agreement, (3) the Contribution in Kind Agreement; and (4) the authorization and reservation of conditional capital or treasury shares for the issuance of Noble Switzerland Shares pursuant to the Noble Corporation 1991 Stock Option and Restricted Stock Plan (“Plan”);

(i)	An original of the public deed of incorporation of Noble Switzerland dated and executed December 4, 2008;

(j)	A copy of the Articles of Association (Statuten) of Noble Switzerland in the form as deposited with the Commercial Register of the Canton of Zug, Switzerland, on March 27, 2009 (“Articles of Association");

(k)	A copy of the By-Laws of Noble Switzerland dated as of March 27, 2009 (“By-Laws");

(l)	A copy of a certified excerpt from the daily register (‘Tagebuch’) of the Commercial Register of the Canton of Zug, Switzerland, for Noble Switzerland, dated March 27, 2009 (“Excerpt");
No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.
In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.
2.	Assumptions

In rendering the opinion below, we have assumed the following:
(a)	The filing of the Post-Effective Amendment with the SEC has been authorized by all necessary actions under all applicable laws other than Swiss law;

(b)	all copies, fax copies or electronic versions of the documents produced to us conform to the respective original documents and the originals of such documents were executed in the manner and by the individuals appearing on the respective copies;

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(c)	all signatures appearing on all original documents or copies thereof which we have examined are genuine;

(d)	all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate;

(e)	the Documents are within the capacity and power of, and have been validly authorized and executed by and are binding on all parties thereto, other than Noble Switzerland;

(f)	all parties to the Transaction Agreements have performed and will perform all obligations by which they are respectively bound under the Transaction Agreements and all parties to the Transaction Agreements have complied and will comply with all matters of validity and enforceability under any law;

(g)	the merger effected by the Schemes on the terms of the Merger Agreement (“Merger”) became effective, with the following matters occurring simultaneously as a result of the operation of laws of the Cayman Islands at the time the Schemes became effective (“Effective Time”):
(i)	The Merger became binding on Noble Cayman and Noble Switzerland;

(ii)	all of the undertakings of Merger Sub became the undertakings of Noble Cayman;

(iii)	Merger Sub was dissolved without winding up and its separate legal existence ceased for all purposes;

(iv)	the issued and outstanding shares in the capital of Noble Cayman immediately prior to the Effective Time were canceled ; and

(v)	all of Noble Cayman’s issued and outstanding shares (“Noble Cayman Shares”) were duly authorized and validly allotted and issued through the Exchange Agent to Noble Switzerland with effect from the Effective Time, credited as fully paid;
(h)	upon entry into the register of members of Noble Cayman, Noble Switzerland became the sole registered holder of all the Noble Cayman Shares. There is no further obligation on Noble Switzerland as the holder of the Noble Cayman Shares to make any further payment to Noble Cayman in respect of such Noble Cayman Shares;

(i)	as far as any obligation under the Transaction Agreements is required to be performed in any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(j)	except as expressly opined upon herein, all representations and warranties made by any of the parties to the Transaction Agreements are true and accurate;

(k)	the Proxy Statement has been distributed by Noble Cayman in accordance with applicable laws and regulations. Other than discussions relating to Swiss law and the Noble Switzerland Shares, we have not investigated or verified the truth or accuracy of the information contained in the Proxy Statement, nor have we been responsible for ensuring that no material information has been omitted from it;

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(l)	the Post-Effective Amendment has been filed by Noble Switzerland. We have not investigated or verified the truth or accuracy of the information contained in the Post-Effective Amendment (other than discussions relating to Swiss law and the Noble Switzerland Shares incorporated by reference to Noble Switzerland’s Current Report on Form 8-K filed with the SEC on March 27, 2009), nor have we been responsible for ensuring that no material information has been omitted from it;

(m)	any Noble Switzerland Shares delivered under the Plan and registered under the Post-Effective Amendment will be listed on the New York Stock Exchange in accordance with applicable laws and regulations;

(n)	Computershare, acting in its capacity as transfer agent and registrar, has registered, or will register, the Noble Switzerland Shares for the account of the holders of Noble Cayman Shares outstanding immediately prior to the Effective Time;

(o)	all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under Swiss law, Swiss regulations or the Articles of Association, for the legality, validity and enforceability of the Transaction Agreements and the Documents, the distribution of the Proxy Statement and the filing of the Post-Effective Amendment or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the parties to the Transaction Agreements therein or in the Proxy Statement and the Post-Effective Amendment have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(p)	the exercise notice will be duly delivered in accordance with Swiss law and the Plans with respect to Noble Switzerland Shares issued thereunder;

(q)	to the extent Noble Switzerland issues Noble Switzerland Shares out of its conditional share capital (“Conditional Share Capital”), such issuance will be in accordance with the Articles of Association and Swiss law, and the performance of the contribution in money or by set-off shall be made at a banking institution subject to the Federal Law of November 8, 1934, relating to Banks and Savings Banks, as amended;

(r)	the Excerpt, the Articles of Association, the By-Laws, and the Documents are correct, complete and up-to-date;

(s)	all parties entered into the Transaction Agreements for bona fide commercial reasons and on arm’s length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude him from validly representing (or granting a power of attorney in respect of the Documents for) such party; and

(t)	all of the board resolutions referred to under Section 1 have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, and (ii) have not been rescinded or amended and are in full force and effect.

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3.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:
1.	Noble Switzerland is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.

2.	Noble Switzerland’s share capital registered in the Commercial Register of the Canton of Zug amounts to CHF 1,381,328,465 divided into 276,265,693 Noble Switzerland Shares (such share capital the “Ordinary Share Capital”). The Noble Switzerland Shares have been validly issued and fully paid and are non-assessable.

3.	The Noble Switzerland Shares that may be issued from Conditional Share Capital, if and when such Noble Switzerland Shares are issued pursuant to the Plan, and after the nominal amount for such Noble Switzerland Shares has been paid-up in cash or by way of set-off, will be validly issued, fully paid and non-assessable.
4.	Qualifications

The above opinions are subject to the following qualifications:
(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	Notwithstanding the registration of the Ordinary Share Capital and the Conditional Share Capital with the Commercial Register of the Canton of Zug, a dissenting shareholder may challenge the resolutions of the extraordinary general meeting of shareholders of March 27, 2009 underlying such share capitals in court within two months after the extraordinary general meeting of shareholders of March 27, 2009.

(c)	We note that, under Swiss law, shares issued out of Conditional Share Capital cannot be paid-up by way of contribution in kind.

(d)	The exercise of voting rights and rights related thereto with respect to any Noble Switzerland Shares of Noble Switzerland is only permissible after registration in Noble Switzerland’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(e)	We express no opinion as to any commercial, accounting, tax, calculating, auditing or other non-legal matter.

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(f)	Any issuance of the Noble Switzerland Shares out of Conditional Share Capital must be confirmed by the statutory auditor of Noble Switzerland, and amended Articles of Association of Noble Switzerland reflecting the issuance of Noble Switzerland Shares from Conditional Share Capital, together with said confirmation by such auditor, must be filed with the competent commercial register no later than three months after the end of Noble Switzerland’s fiscal year.
We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.
We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
This opinion is furnished by us, as special Swiss counsel to Noble Switzerland, in connection with the filing of the Post-Effective Amendment, and except as provided in the immediately preceding paragraph, it may not (in full or in part) be used, copied, circulated or relied upon by any party or for any purpose without our written consent.
This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,

Pestalozzi Lachenal Patry Zürich AG

/s/ Dr. Martin L. Müller	/s/ Severin Roelli

Dr. Martin L. Müller	Severin Roelli